Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

JOHN HESS JOINS GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, June 24, 2024 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of John B. Hess as an independent director of the Board, effective June 24, 2024. Mr. Hess will also become a member of each of the Board’s Compensation, Governance and Risk Committees.

Mr. Hess has served as Chief Executive Officer of Hess Corporation since 1995 and as Chairman and Chief Executive Officer of Hess Midstream LP since 2014. Mr. Hess has been a Director of Hess Corporation since 1978 and previously served as its Chairman of the Board from 1995-2013. Upon closing of the announced sale of Hess Corporation to Chevron Corporation, Mr. Hess will retire from his roles at Hess Corporation and Hess Midstream and will join the Board of Directors of Chevron. Mr. Hess previously served as an independent director at each of KKR & Co., Inc. and Dow Chemical Company.

“We are pleased to share the news that John Hess has joined our Board,” said David Solomon, Chairman and Chief Executive Officer of Goldman Sachs. “I know that our Board, our management team and our shareholders will benefit from his nearly 30 years of experience as a public company CEO leading the development and execution of Hess Corporation’s strategic transformation and driving growth across global markets.”

“We are excited to welcome John Hess to our Board,” said David Viniar, Lead Director. “John has deep and informed expertise across a broad range of topics, from strategic development and operating a global business to public company leadership and governance experience. His addition will further the depth and breadth of the skills and experiences represented on our Board and we look forward to benefiting from his insights.”

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Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Tony Fratto	Investor Contact: Jehan Ilahi

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